Exhibit 99.1
For Immediate Release
Corel Corporation Appoints Kris Hagerman as
Interim Chief Executive Officer
OTTAWA, Canada — May 5, 2008 — Corel Corporation (NASDAQ:CREL) (TSX:CRE) today announced that Kris Hagerman, formerly Group President of Symantec’s Data Center Management Group, has been appointed as Corel’s interim Chief Executive Officer, effective May 8, 2008. Hagerman’s appointment follows Corel’s announcement on April 21, 2008, that current CEO David Dobson will be leaving the Company in order to accept a senior executive position at a Fortune 500 company. During the transition period, Dobson will remain a Director on Corel’s Board and assist in evaluating the strategic alternatives available to the Company, including the previously announced proposal by Vector Capital.
An experienced industry executive, Hagerman most recently served as a Senior Advisor at Vector Capital. Prior to that, Hagerman was Group President of Symantec’s Data Center Management group, which generated $1.7 billion in revenue or approximately 30% of Symantec’s 2007 revenue. Prior to Symantec, Hagerman held senior positions with Veritas Software Corporation, including Executive Vice President and General Manager of the Storage and Server Management Group. Prior to Veritas, Hagerman was founder and CEO of two consumer Internet companies, and also served in positions at Silicon Graphics and McKinsey & Company, Inc.
“We are very pleased to have a proven executive like Kris Hagerman join Corel,” said Alex Slusky, Chairman of Corel’s Board of Directors and Managing Partner of Vector Capital. “Kris’ deep experience and successful track record in software are a great fit for Corel. The Board is confident he will provide strong leadership for the company while we conduct a search for a permanent chief executive.”
“Corel is truly one of the world’s leaders in consumer software,” said Hagerman. “I look forward to working with Corel’s management team and employees to continue the company’s successful trajectory through this transition period.”
For more information on Kris Hagerman, please visit www.corel.com/executivebios.
For more information on Corel, please visit www.corel.com or the Company’s Investor Relations website at http://investor.corel.com .
Forward-Looking Statements:

This news release includes forward-looking statements that are based on certain assumptions and reflect our current expectations. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance, or achievements discussed or implied by such forward-looking statements.
These risks, uncertainties and other important factors are described in Corel’s Annual Report dated February 8, 2008, filed with the Securities and Exchange Commission (SEC) and the Canadian Securities Administrators (CSA) under the caption “Risk Factors” and elsewhere. A copy of the Corel Annual Report and such other filings can be obtained on Corel’s website, on the SEC’s website at http://www.sec.gov./ or on the CSA’s website at http://www.sedar.com.. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.
About Corel
Corel is a leading developer of graphics, productivity and digital media software with more than 100 million users worldwide. The Company’s product portfolio includes some of the world’s most popular and widely recognized software brands including CorelDRAW® Graphics Suite, Corel® Paint Shop Pro® Photo, Corel® Painter(TM), Corel DESIGNER®, Corel® WordPerfect® Office, WinZip®, WinDVD® and iGrafx®. Designed to help people become more productive and express their creative potential, Corel’s software strives to set a higher standard for value with full-featured products that are easier to learn and use. The industry has responded with hundreds of awards recognizing Corel’s leadership in software innovation, design and value.
Corel’s products are sold in more than 75 countries through a well-established network of international resellers, retailers, original equipment manufacturers, online providers and Corel’s global websites. The Company’s headquarters are located in Ottawa, Canada with major offices in the United States, United Kingdom, Germany, China, Taiwan and Japan. Corel’s stock is traded on the NASDAQ under the symbol CREL and on the TSX under the symbol CRE. www.corel.com
©2008 Corel Corporation. All rights reserved. Corel, Corel DESIGNER, CorelDRAW, Paint Shop Pro, Painter, Photo Express, WinDVD, iGrafx, InterVideo, Ulead, WordPerfect, WinDVD, WinZip and the Corel logo are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. All other product names and any registered and unregistered trademarks mentioned are used for identification purposes only and remain the exclusive property of their respective owners.

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